================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ______________

                               EMCOR GROUP, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                 11-2125338
            (State or  other jurisdiction              (I.R.S. Employer
            of incorporation or organization)         Identification Number)

                               101 MERRITT SEVEN
                               NORWALK, CT  06851
                                 (203) 849-7800
          (Address of principal executive offices including zip code)

                       1994 MANAGEMENT STOCK OPTION PLAN
                              OF EMCOR GROUP, INC.
                                      AND
                          1995 NON-EMPLOYEE DIRECTORS'
              NON-QUALIFIED STOCK OPTION PLAN OF EMCOR GROUP, INC.
                              (Full title of plan)

                               Frank T. MACINNIS
          Chairman of the Board, Chief Executive Officer and President
                               EMCOR Group, Inc.
                               101 Merritt Seven
                               Norwalk, CT 06851

              (Name and address of agent for  service of process)

                                 (203) 849-7800

          (Telephone number, including area code of agent for service)

                               _________________

                                    Copy to
                           Sheldon I. Cammaker, Esq.
                               EMCOR Group, Inc.
                               101 Merritt Seven
                               Norwalk, CT 06851
                                 (203) 849-7831

                               _________________

                        CALCULATION OF REGISTRATION FEE

                                       Proposed             Proposed
 Title of Shares      Amount       Maximum Offering    Maximum Aggregate    Amount of
      to be            to be           Price Per            Offering       Registration
   Registered      Registered(1)       Share(2)            Price (2)           Fee
- ---------------------------------------------------------------------------------------

 Common Stock,      1,200,000       $13.50  per             $16,200,000         $5,586
$.01 par value       shares            share
- ---------------------------------------------------------------------------------------

 (1) Consists of 1,000,000 shares of Common Stock of the Registrant which are issuable pursuant to options granted under the 1994 Management Stock Option Plan and 200,000 shares of Common Stock of the Registrant which are issuable pursuant to options granted under the 1995 Non- Employee Directors' Non-Qualified Stock Option Plan. This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends, or similar transactions.

 (2) This price is based on the average of the high and low sales prices reported on the NASDAQ National Market System on April 24, 1996 and is used solely for the purpose of determining the registration fee pursuant to Rule 457(h).

                               EXPLANATORY NOTE

        This Registration Statement includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of EMCOR Group, Inc. in connection with the resale of shares of Common Stock received by such persons pursuant to this Registration Statement.

PROSPECTUS
                               EMCOR GROUP, INC.
                                200,000 SHARES
                         COMMON STOCK ($.01 PAR VALUE)

        This Prospectus relates to 200,000 shares (the "Shares") of the common stock, $.01 par value per share (the "Common Stock"), of EMCOR Group, Inc. (the "Company") which may be offered for sale from time to time for the account of selling stockholders (the "Selling Stockholders") named herein. The Company will receive none of the proceeds of this offering. The Shares may be issued from time to time to the Selling Stockholders upon the exercise of certain options ("Options") heretofore or hereafter granted to the Selling Stockholders pursuant to the Company's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan (the "1995 Stock Option Plan").

        The Common Stock is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "EMCG". On April 24, 1996, the closing sale price of the Common Stock on the Nasdaq Stock Market was $13.50 per share.

        Sales of the Shares may be effected from time to time by the Selling Stockholders directly, or through one or more broker-dealers, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders and any broker-dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution." The Company will pay all expenses incident to the offering and sale of the Shares to the public other than commissions and discounts of broker-dealers or underwriters. To the extent required, the name of the Selling Stockholder, the number of Shares to be sold, the purchase price, the name of any such broker-dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Shares covered by this Prospectus may be sold either pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act.

                                 ______________

For information relating to certain investment considerations relating to the Common Stock, see "Investment Considerations."

                                 ______________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ______________

        No person has been authorized to give any information or make any representations, other than as contained or incorporated by reference herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in any state or jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                 ______________

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 1996

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:
(i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K"); (ii) the Company's Current Reports on Form 8-K dated February 5, 1996, February 29, 1996, and March 29, 1996; (iii) the description of Common Stock contained in the Company's Registration Statement on Form 10 (File No. 0-2315) as filed with the Commission on March 17, 1995, including any amendments or reports filed for the purpose of updating such description.

        All reports subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to any person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that has been so incorporated. Requests for such copies should be directed to Secretary, EMCOR Group, Inc., 101 Merritt Seven, Norwalk, Connecticut 06851

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office, 75 Park Place, Fifth Floor, New York, New York 10007, and Chicago Regional, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates.

        The Common Stock is traded on the Nasdaq National Tier of the Nasdaq Stock Market under the symbol "EMCG". Reports and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market, Nasdaq Regulatory Filings, 1735 K Street, NW, Washington, DC 20006-1500

        Additional information regarding the Company and the 1995 Stock Option Plan is contained in the Registration Statement on Form S-8 and the Exhibits thereto (the "Registration Statement") filed with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement. For additional information regarding the 1995 Stock Option Plan and the Shares offered hereby, reference is made to the Registration Statement. The Registration Statement and the Exhibits thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                              GENERAL INFORMATION

        EMCOR Group, Inc. ("EMCOR" or the "Company") is a leader in mechanical and electrical construction and facilities management services. EMCOR, which conducts its business through subsidiaries, specializes in the design, integration, installation, start-up, testing, operation and maintenance of complex mechanical and electrical systems. In addition, certain of its subsidiaries operate and maintain mechanical and/or electrical systems for customers under contracts and provide other services to customers, at the customer's facilities, which services are commonly referred to as facilities management. Mechanical and electrical construction and facilities management services are provided to a broad range of commercial, industrial and institutional customers through offices located in major markets throughout the United States, Canada, the United Kingdom, the Middle East and Hong Kong.

        On December 15, 1994 (the "Effective Date"), the Company (then known as "JWP INC") emerged from Chapter 11 of the United States Bankruptcy Code pursuant to its Third Amended Joint Plan of Reorganization dated August 9, 1994, as amended (the "Plan of Reorganization"), proposed by the Company and its subsidiary SellCo Corporation ("SellCo"). Under the Plan of Reorganization, pre-petition creditors of the Company (other than holders of subordinated debt) received, in addition to certain notes of the Company and SellCo, substantially all of the newly issued Common Stock of the Company. Pre-petition holders of the Company's subordinated debt, preferred stock, common stock and warrants of participation received warrants to purchase Common Stock of the Company in exchange for their debt and equity interests.

        The Company, which employs approximately 12,000 people worldwide, provides (i) mechanical and electrical construction services directly to end-users (including corporations, municipalities and other governmental entities, owners, developers and tenants of buildings) and, indirectly, by acting as subcontractor, to construction managers, general contractors, systems and equipment suppliers and other subcontractors and (ii) facilities management services directly to end-users such as corporations, owners, property managers and tenants of buildings.

        EMCOR is a Delaware corporation, formed in 1987 to continue the business of its predecessor, a New York corporation with the name JWP INC. The Delaware corporation was originally named JWP INC., but changed its name to EMCOR Group, Inc. on the Effective Date. The Company's executive offices are located at 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060, and its telephone number at those offices is (203) 849-7800.

        Unless the context otherwise indicates, references herein to the Company are to EMCOR Group, Inc. and its subsidiaries.

                           INVESTMENT CONSIDERATIONS

        Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, the following specific investment considerations.

        RECENT REORGANIZATION PROCEEDING AND FINANCIAL WEAKNESS. During 1994 the Company reorganized pursuant to Chapter 11 of the United States Bankruptcy Code. Pursuant to the Company's Plan of Reorganization pre-petition creditors of the Company (other than holders of subordinated debt) received notes of the Company and its subsidiary SellCo and substantially all of the Common Stock of the reorganized Company. Pre-petition holders of the Company's subordinated debt, preferred stock, common stock and Warrants of Participation received only warrants to purchase Common Stock of the reorganized Company.

        During 1995, the first full year following its reorganization, the Company had a net loss of $10.9 million although for the last two quarters of 1995 the Company had net income of $1.8 million.

        LEVERAGE AND DEBT SERVICE. The Company is highly leveraged. As of February 29, 1996, the Company's total consolidated debt was approximately $178.7 million (representing approximately 72.5% of total capitalization).

        The high level of the Company's indebtedness poses risk to holders of the Common Stock of the Company, including the risk that the Company might not generate sufficient cash flow to service its obligations and the risk that the Company's capacity to respond to market conditions and other factors could be adversely affected. The Company's long-term debt consists of approximately $65 million aggregate principal amount of Series A Notes due 1997 that bear interest at the rate of 7% per annum payable in additional Series A Notes; approximately $70 million aggregate principal amount of Series C Notes due 2001 that bear interest at the rate of 11% per annum payable in additional Series C Notes through June 14, 1996 and thereafter payable in cash quarter-annually; approximately $54 million aggregate principal amount of SellCo Notes issued by its subsidiary SellCo due 2004 that bear interest at the rate of 12% per annum payable in additional SellCo Notes; and a note in the principal amount of $5,464,000 payable to its subsidiary SellCo due on the earlier of December 15, 2004 or at such time after December 14, 1999 that the value of the consolidated assets of SellCo and its subsidiaries (excluding this note) is less than $250,000. The SellCo Notes are payable only from and to the extent that the net proceeds of sale or liquidation of the subsidiaries of SellCo, none of which are engaged in the Company's core mechanical and electrical construction and facilities management services business, generate sufficient cash in excess of
(i) the first $15,000,000 of proceeds from the sale of SellCo's water supply subsidiaries, which is required to be applied to the prepayment of a portion of outstanding indebtedness under the Company's revolving credit facilities, and
(ii) the amount required to redeem the outstanding Series A Notes. To the extent any such excess net proceeds are insufficient to pay the SellCo Notes in full, the holders of SellCo Notes will have recourse to the Company only to the extent of the Company's obligations under its $5,464,000 principal amount 8% promissory note issued by it to SellCo. The Company's ability to service its debt will depend upon the future performance of the Company's subsidiaries, which will be subject to prevailing economic and competitive conditions and to other factors.

        SERIES A NOTES. The Company's Series A Notes in the aggregate principal amount of approximately $65 million are due and payable December 15, 1997. The Company expects to repay this indebtedness from the sale of its principal water supply subsidiary Jamaica Water Supply Company ("JWS"). The Company has entered into agreements for the sale of substantially all of JWS' assets which should provide the Company with sufficient cash proceeds to repay $15,000,000 of indebtedness under its revolving credit facilities and retire the Series A Notes in full. However, there can be no assurance that the sale of the JWS assets will be consummated.

        TERMINATING REVOLVING CREDIT FACILITIES. The Company has revolving credit facilities for itself and its U.S. subsidiaries that terminate June 14, 1996. In addition, the Company's United Kingdom subsidiaries also have revolving credit facilities which terminate June 30, 1996. The Company is actively seeking to replace or extend these credit facilities.

        CYCLICAL BUSINESS. The Company's principal business is mechanical and electrical construction services and as such the Company is engaged in the highly cyclical construction industry.

        RESTRICTIONS ON CASH DIVIDENDS. The terms of the Company's Series A Notes and its working capital credit facilities prohibit the payment of dividends on the Company's Common Stock. In addition, the terms of the Company's Series C Notes restrict the ability of the Company to pay cash dividends on the Common Stock. Because of the restrictions contained in the Series A Notes and Series C Notes and the credit facilities, and because the Company believes that essentially all of the Company's available cash flow will be required for its working capital needs, debt service requirements and capital expenditures, the Company does not expect to pay cash dividends on the Common Stock in the foreseeable future.

                             SELLING STOCKHOLDERS

        Each of the Selling Stockholders is a director of the Company; accordingly, such persons may be deemed "affiliates" of the Company within the meaning of the Securities Act. The following table sets forth as of April 15, 1996 certain information with regard to the beneficial ownership of the Common Stock by the Selling Stockholders.

                                                                COMMON STOCK
                                                             BENEFICIALLY OWNED
                                COMMON STOCK      SHARES     AFTER THE OFFERING
                             BENEFICIALLY OWNED    BEING    -------------------
                             PRIOR TO OFFERING    OFFERED   NUMBER      PERCENT
                             ------------------  ---------  -------------------

Steven W. Bershard                20,500 (1)        10,500     10,000        *

David A. B. Brown                 10,500 (1)        10,500        ---        *

Thomas D. Cunningham              10,500 (1)        10,500        ---        *

Albert Fried, Jr.                256,227 (1)(2)     10,500     245,727(2)  2.5%

Malcolm T. Hopkins                20,500 (1)        10,500     10,000        *

Kevin C. Toner                    15,500 (1)        10,500      5,000        *
                                 ----------         ------ ----------   ------

Total                               333,727         63,000    270,727      2.5%

- -------------------------
* Less than one per cent.

1 Includes 10,500 shares of Common Stock issuable upon the exercise stock options granted under the 1995 Stock Option Plan.

2 Includes 245,727 shares of Common Stock owned by Albert Fried &
  Company, LLC, of which Mr. Albert Fried, Jr. is the Managing Director.


        On March 20, 1995, stock options under the 1995 Stock Option for the purchase of an aggregate of 45,000 shares of Common Stock of the Company at an exercise price $5.125 per share were issued to the Selling Stockholders. In addition, on November 17, 1995 stock options under the 1995 Stock Option Plan for the purchase of an aggregate of 18,000 shares of Common Stock at an exercise price of $9.375 per share were issued to the Selling Stockholders.


                             PLAN OF DISTRIBUTION

        The sale of the Shares by the Selling Stockholders may be effected from time to time directly or through one or more broker-dealers, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers or underwriters, and such broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for which such broker-dealers may act as agents as to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). None of the proceeds of the sale of the Shares by the Selling Stockholders will be received by the Company.

        The Selling Stockholders and any broker-dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by such broker-dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent required, the number of Shares to be sold, the purchase price, the name of any such broker-dealer or underwriter and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

        In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such states or an exemption or qualification is available and is complied with.

                                 LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Sheldon I. Cammaker, General Counsel of the Company, 101 Merritt Seven, Norwalk, Connecticut 06851. Mr. Cammaker has been granted options to purchase 50,000 shares of Common Stock under the 1994 Stock Option Plan.

                                    EXPERTS

        The consolidated financial statements of the Company and its subsidiaries included in the 1995 10-K and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as of and for the year ended December 31, 1995 and Deloitte & Touche LLP, independent public accountants, as of and for the years ended December 31, 1994 and 1993 as stated in their respective reports with respect thereto and are incorporated herein and in the Registration Statement in reliance upon the authority of said firms as experts in accounting and auditing.

                                INDEMNIFICATION

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and Article VI of the Company's By-laws provides for the indemnification under certain conditions of directors and officers, acting in their official capacities. In addition, the Company has entered into indemnification agreements with the directors and certain officers of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the DGCL, the Company's By-laws or otherwise, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

_________________________                   _________________________




                                                 200,000 SHARES

                                                EMCOR GROUP, INC.


    TABLE OF CONTENTS                              Common Stock


                                   Page
                                   ----

Incorporation of Certain
 Documents by Reference.........    5
Available Information...........    5               __________
General Information.............    6               PROSPECTUS
Investment Considerations.......    7               ----------
Selling Stockholders............    9
Plan of Distribution............    9
Legal Matters...................    10
Experts.........................    10
Indemnification.................    10





                                                   April __, 1996

_________________________                   _________________________

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

     This Registration Statement on Form S-8 of EMCOR Group, Inc., a Delaware corporation (the "Company"), covers an aggregate 1,200,000 shares of the Company's Common Stock, par value $0.01 per share, reserved for issuance under the Company's 1994 Management Stock Option Plan and the Company's 1995 Non-Employee Directors Non-Qualified Stock Option Plan.

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
         ---------------------------------------

        The following documents filed by the Company with the Commission are incorporated herein by reference:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above.

  (c) The description of the Company's Common Stock, $0.01 par value, which is contained in the Registration Statement on Form 10 under the Exchange Act, which was filed with the Commission on March 17, 1995, including any amendment or report filed for the purpose of updating such descriptions filed by the Company with the Commission.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES
         -------------------------

       Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL
         -------------------------------------

       Sheldon I. Cammaker, Executive Vice President and General Counsel for the Company, has provided an opinion to the Company as to the validity of the shares of Common Stock of the Company, being registered by this Registration Statement on Form S-8. Mr. Cammaker has been granted options to purchase 50,000 shares of Common Stock under the Company's 1994 Management Stock Option Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
         -----------------------------------------

       The Company's Restated Certificate of Incorporation provides that the personal liability of the Company's directors to the Company is eliminated to the fullest extent permitted by Section 102(b) (7) of the General Corporation Law of the State of

Delaware, as the same may be amended and supplemented. The Company's Restated Certificate of Incorporation provides for the indemnification of, to the fullest extent permitted by Section 145 of the General Corporation Law, all persons who may be indemnified by the Company under Section 145 of the General Corporation Law, which would include the directors, officers, employees and agents of the Company. The indemnification provided by the Company's Restated Certificate of Incorporation does not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-laws of the Company, by agreement, vote of the stockholders or disinterested directors of the Company or otherwise. The Company's Restated Certificate of Incorporation also does not absolve directors of liability (1) for any breach of the directors' duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability, or (4) for any transaction from which the director derived any improper personal benefit.

       Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and the General Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

       The Company also has indemnification agreements with its directors and each of its executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law. The indemnification agreements cover all amounts paid in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative, investigative or otherwise (a "proceeding"), related to the fact that such director or officer is or was a director or officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company in any capacity with another entity, or by reason of anything done or not done by such director or officer in any such capacity.

       Indemnification would not, however, be available if a person or body appointed by the Company's Board of Directors who is not a party to the proceeding for which indemnification is sought and who may be or consist of one or more members of the Board (or, under certain circumstances discussed below, independent legal counsel) determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A director's or officer's rights under an indemnification agreement are not exclusive of any other indemnity rights; however, the indemnification agreements prevent double payment.

       The indemnification agreements provide for the prompt advancement of expenses incurred in connection with any proceeding and obligate the director or officer to reimburse the Company for amounts so advanced if it is subsequently determined that the director or officer is not entitled to indemnification. The indemnification agreements further provide that the director or officer is entitled to indemnification for, and advancement of, expenses incurred in any proceeding seeking to collect from the Company an indemnity claim or advancement of expenses under the indemnification agreements, the Company's By-laws or otherwise, or in seeking to recover under a directors' and officers' liability insurance policy, whether or not the director or officer is successful.

       After a change in control (as defined) of the Company not approved by the Company's board of directors, all determinations to be made by or on behalf of the Company regarding a director's or officer's right to indemnification and to the advancement of expenses are required to be made by independent legal counsel to be selected by the director or officer and approved by the Company. In the event of a potential change in control (as defined) of the Company, the director or officer may require the Company to establish a trust for such director's or officer's benefit and to fund such trust in an amount sufficient to cover reasonably anticipated costs in connection with any claims.

       The Company maintains directors and officers liability insurance to cover its directors and officers against liabilities they may incur when acting in their capacity as directors or officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
         -----------------------------------

       Not applicable

ITEM 8.  EXHIBITS
         --------

 Exhibit No.         Description
 -----------         -----------

  4.1 Restated Certificate of Incorporation of the Company (filed as Exhibit 3(a-1) to the Company's Form 10 Registration Statement, dated March 17, 1995 (the "Form 10") and incorporated herein by reference).

  4.2 Amendment dated November 28, 1995 to Restated Certificate of Incorporation of the Company (filed as Exhibit 3(a-2) to the Form 10 and incorporated herein by reference).

  4.3                Amended and Restated By-laws of the Company (filed as
                     Exhibit 3(b) to the Form 10 and incorporated herein by reference).

  4.4 Form of Credit Agreement dated as of February 14, 1994 among the Company, certain subsidiaries thereof and Belmont Capital Partners II, L.P. (filed as Exhibit 4.1 to the Company's Form 10 and incorporated herein by reference).

  4.5 Indenture, dated as of December 15, 1994, among the Company, MES Holding Corporation ("MES") and SellCo Corporation ("SellCo:"), as guarantors, and IBJ Schroder Bank & Trust Company, as trustee, in respect of the Company's 7% Senior Secured Notes, Series A, Due 1997 (the "Series A Indenture") (filed as Exhibit 4.2 to the Form 10 and incorporated herein by reference).

  4.6 First Supplemental Indenture dated as of February 29, 1996 to the Series A Indenture.

  4.7 Indenture, dated as of December 15, 1994, among the Company, MES, as guarantor, and Fleet National Bank of Connecticut (f/k/a Shawmut Bank Connecticut, National Association), as trustee, in respect of EMCOR's 11% Series C Notes, Due 2001 ("Series C Indenture") (filed as Exhibit
                     4.3 to the Form 10 and incorporated herein by reference).

  4.8 First Supplemental Indenture dated as of June 28, 1995 to the Series C Indenture (filed as Exhibit 4.4 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference).

  4.9 Second Supplemental Indenture dated as of February 29, 1996 to the Series C Indenture.

 4.10 Indenture, dated as of December 15, 1994 between SellCo and Fleet National Bank of Connecticut (f/k/a Shawmut Bank Connecticut, National Association), as trustee, in respect of SellCo's 12% Subordinated Contingent Payment Notes, Due 2004 (filed as Exhibit 4.4 to the Form 10 and incorporated herein by reference).

  5.0                Opinion of Sheldon I. Cammaker, Esq.

 15.0                Not Applicable

 23.1                Consent of Sheldon I. Cammaker, Esq. (included in Exhibit
                     5 hereto).

 23.2                Consent of Arthur Andersen LLP, Independent Public
                     Accountants.

 23.3                Consent of Deloitte & Touche LLP, Independent Public
                     Accountants.

 25.1 Powers of attorney (included on signature page of this Registration Statement).


ITEM 9.  UNDERTAKINGS
         ------------

        (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate represents a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the Registrant pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all participants in the 1994 Management Stock Option Plan and the 1995 Non-Employee Director's Non-Qualified Stock Option Plan who do not otherwise receive material as stockholders of the Registrant, at the time such material is sent to stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

        (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on the 24th day of April, 1996.

                                 EMCOR GROUP, INC.

                                 By: /s/ Frank T. MacInnis
                                    ---------------------------
                                 Frank T. MacInnis
                                 Chairman of the Board, Chief Executive Officer and President

                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Frank T. MacInnis, Sheldon I. Cammaker and Leicle E. Chesser, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons on April 24th, 1996 in the capacities indicated.



     SIGNATURES              CAPACITIES IN WHICH SIGNED
     ----------               --------------------------


 /s/ Frank T. MacInnis      Chairman of the Board,
- ----------------------      Chief Executive Officer and
Frank T. MacInnis           President (Principal Executive Officer)



 /s/Leicle E. Chesser       Executive Vice President and
- ---------------------       Chief Financial Officer
Leicle E. Chesser           (Principal Financial Officer)

/s/Mark A. Pompa            Vice President and
- ----------------            Controller
Mark A. Pompa


/s/ Stephen W. Bershad      Director
- -----------------------
Stephen W. Bershad


/s/ David A. B. Brown       Director
- -----------------------
David A. B. Brown


/s/ Thomas D. Cunningham    Director
- ------------------------
Thomas D. Cunningham


/s/ Albert Fried, Jr.       Director
- -----------------------
Albert Fried, Jr.


/s/ Malcolm T. Hopkins      Director
- -----------------------
Malcolm T. Hopkins


/s/ Kevin C. Toner          Director
- -----------------------
Kevin C. Toner